Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We hereby consent to the incorporation by reference in this Automatic Shelf Registration Statement on Form S-3 of Pioneer Natural Resources Company and in the related Prospectus (collectively, the “Registration Statement”) of the Pioneer Natural Resources Company Annual Report on Form 10-K for the year ended December 31, 2006 and the Current Report on Form 8-K filed on January 14, 2008, which uses the name Netherland, Sewell & Associates, Inc., refers to Netherland, Sewell & Associates, Inc., and includes information from our report prepared for Pioneer Natural Resources Company. We further consent to the use of our name in the “Experts” section of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. Scott Rees III

By:	C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
January 14, 2008